Exhibit 3.11

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “HUNTER REAL ESTATE, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWELFTH DAY OF JANUARY, A.D. 2010, AT 4:09 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “HUNTER REAL ESTATE, LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4776468 8100H	AUTHENTICATION: 9559900

120534225	DATE: 05-09-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:06 PM 01/12/2010
FILED 04:09 PM 01/12/2010
SRV 100031869 - 4776468 FILE

CERTIFICATE OF FORMATION

OF

HUNTER REAL ESTATE, LLC

THE UNDERSIGNED, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

1.                                      The name of the limited liability company is Hunter Real Estate, LLC (the “Company”).

2.                                      The address of the registered office and the name of the registered agent of the Company for service of process at such address, as required to be maintained by § 18-104 of the Delaware Limited Liability Company Act, are as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

IN WITNESS WEHREOF, the undersigned has hereunto set his hand this 12th day of January, 2010.

/s/ David Lipp
David Lipp, Authorized Person